                          SERVICE AND LICENSE AGREEMENT
                                     BETWEEN
                                  PHOTOBIT, LLC
                                       AND
                            SCHICK TECHNOLOGIES, INC.

                          -----------------------------


     This Service and License Agreement ("Agreement") is made as of the 24 day of June, 1996 (the "Effective Date") between Photobit, LLC ("Photobit"), a California limited liability company with its principal place of business at 2529 Foothill Boulevard, Suite 104, La Crescenta, California 91214, and Schick Technologies, Inc. ("Schick"), a New York corporation with its principal place of business at 31-00 47th Avenue, Long Island City, New York 11101.

     WHEREAS, the parties may from time to time agree in writing that Photobit will provide certain services to Schick; and

     WHEREAS, the parties have agreed that such services shall be provided in accordance with the terms of this Agreement; and

     WHEREAS, the California Institute of Technology ("Cal Tech"), through its Jet Propulsion Laboratory ("JPL"), has been engaged in basic research in active pixel sensors, conducted for the United States Government under contract NAS7-1260 between Cal Tech and NASA; and

     WHEREAS, that research led to the United States patents, patent applications and other inventions listed in Exhibit A, which are owned by Cal Tech, subject to certain rights of the United States Government; and

     WHEREAS, Photobit entered into a License Agreement with Cal Tech dated November 29, 1995 ("the Cal Tech Agreement"), pursuant to which Photobit is granted a license under such patents, patent applications and other inventions; and

     WHEREAS, Schick wishes to obtain from Photobit, and Photobit wishes to grant to Schick, a sublicense under such patents, patent applications and other inventions in the Field (as defined in Section 1.1) in accordance with the terms and conditions hereof;

     NOW, THEREFORE, for and in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intended to be legally bound, hereby agree as follows:

1.   Definitions

     1.1 "Field" means CMOS active pixel image sensors or image sensor chips, including any amplifier circuits, analog-to-digital conversion circuits and image signal output circuits integrally packaged therewith, and any casing therefor, designed and/or used primarily for one or more of the following purposes: (i) dental radiography, including but not limited to dental imaging, maxiofacial imaging, intraoral imaging, intraoral x-ray imaging, panoramic dental imaging, panoramic dental x-rays, TMJ imaging and TMJ x-rays; (ii) bone densitometry; (iii) osteoporosis diagnostics; (iv) mammography; and (v) orthopedics.

     1.2 "Gross Invoice Amount" means:

          (i) If a Licensed Product is sold, leased or otherwise distributed by Schick to a third party other than a Related Company, Schick's actual billing or invoice amount for such Licensed Product;

          (ii) If a Licensed Product is sold, leased or otherwise distributed by Schick to a Related Company for subsequent distribution by or for such Related Company other than as part of a larger product, device or system incorporating the Licensed Product, the greater of Schick's actual billing or invoice amount or the Related Company's actual billing or invoice amount for such Licensed Product;

          (iii) If a Licensed Product is sold, leased or otherwise distributed by Schick to a Related Company for subsequent distribution by or for such Related Company as part of a larger product, device or system incorporating the Licensed Product, the greater of Schick's actual billing or invoice amount or a good faith apportionment of the Related Company's actual billing or invoice amount for such larger product, device or system that represents the amount being charged for the Licensed Product; or

          (iv) If a Licensed Product is sold, leased or otherwise distributed by Schick to a Related Company for use by such Related Company, the greater of Schick's actual billing or invoice amount or the billing or invoice amount that would have resulted from a hypothetical arm's-length sale by Schick to a third party if such third party were not a Related Company.

     1.3 "Licensed Patent Rights" means worldwide rights to the inventions described and claimed in the patents, patent applications and invention disclosures listed in Exhibit A; any patents which issue on the applications or disclosures listed in Exhibit A; reissues, reexaminations, renewals, extensions, divisionals, continuations, and continuations-in-part of the foregoing; and any foreign counterparts and any other forms of protection directed to the inventions covered by the patents, applications and invention disclosures listed in Exhibit A.

     1.4 "Licensed Photobit Materials" means any reports, designs, drawings, layouts, simulations, inventions, discoveries and other information, know-how and work products created by Photobit in the performance of Services and provided by Photobit to Schick in connection with Services.

     1.5 "Licensed Product" means any product in the Field that (i) embodies Photobit Materials or is otherwise made, imported, used, offered for sale or sold through the use of Photobit Materials, or (ii) is covered by, or is made by a process covered by, any valid claim of any Licensed Patents Rights; provided that the term "Licensed Product" does not include any personal computer, software therefor, monitor, display, keyboard or any wire leads or like connectors associated with such a product.

     1.6 "Related Company" means any corporation or other legal entity directly or indirectly owned or controlled by Schick or its successors or assigns, or any successor or assign of such an entity.

     1.7 "Services" means professional or technical services, such as the design of integrated circuits, that the parties may from time to time agree in writing that Photobit will provide in accordance with the terms of this Agreement.

2. Services

     2.1 From time to time, the parties may, but shall not be obligated to, agree in writing that Photobit will provided certain Services to Schick. Each such agreement for Services shall describe the Services to be provided and the consideration to be paid by Schick to Photobit for the providing of the Services (in addition to the royalties payable under Article 4 for certain uses of Licensed Photobit Materials resulting from the Services). When the parties agree that Services will be provided, the parties shall be bound by all the applicable provisions of this Agreement except as those provisions may be modified with respect to particular Services by a written agreement for Services.

     2.2 Photobit shall own all right, title and interest in and to Licensed Photobit Materials, including all patent, copyright, trade secret and other proprietary rights therein. However, Photobit shall not use Licensed Photobit Materials on behalf of, or distribute all or any part of Licensed Photobit Materials to, any third party in connection with the design, manufacture or sale of products in the Field. In addition, if the parties agree that Photobit will provide Schick Licensed Photobit Materials consisting of an integrated circuit design and that Schick or a third party will create photolithographic masks therefrom, then Schick or the third party shall own all right, title and interest in and to such masks, subject to the underlying rights of Photobit in the design. Schick acknowledges that Licensed Photobit Materials contain valuable confidential and proprietary information of Photobit and may be protected by patent, copyright, trade secret or other law. Except as set forth above in this Section 2.2, Schick shall have only the licenses with respect to Licensed Photobit Materials that are granted in Section 3.1. Schick shall not use, reproduce or disclose Licensed Photobit Materials except as specifically permitted by this Agreement.

     2.3 At Schick's request, Photobit shall negotiate in good faith with Schick terms pursuant to which Photobit will provide Services involving the creation of modifications to integrated circuit designs previously created by Photobit for Schick. If the parties are not able to agree on such terms, then, subject to Article 12, Schick may arrange to have such modifications provided by an independent contractor reasonably acceptable to Photobit on terms no more favorable to the third party than the terms Schick last proposed to Photobit. In such a case, Photobit shall provide to Schick any existing layouts, schematics and simulations for such designs that are reasonably necessary for such independent contractor to provide such modifications. In other circumstances, however, Schick shall not create or authorize the creation of modified versions of integrated circuit designs previously created by Photobit for Schick.

     2.4 Photobit may provide professional or technical services, such as the design of integrated circuits, to customers other than Schick, and in doing so, Photobit's personnel may use general knowledge and experience developed in the course of providing Services to Schick. However, Photobit may not use any knowledge or experience developed in the course of providing Services to Schick to provide services to any third party in connection with the design, manufacture or sale of products in the Field.

3. Grant of Licenses and Sublicense

     3.1 Subject to the terms and conditions hereof (including but not limited to Section 2.3) and of the Cal Tech Agreement, and to the rights of Cal Tech under the Cal Tech Agreement, Photobit hereby grants to Schick, and Schick hereby accepts:

          (i) An exclusive license under all of Photobit's right, title and interest in and to Licensed Photobit Materials to make, have made, import, use, offer to sell, sell and otherwise distribute Licensed Products in the Field throughout the world;

          (ii) A nonexclusive license to reproduce and prepare derivative works of tangible Licensed Photobit Materials for Schick's own internal business purposes, and to distribute copies of tangible Licensed Photobit Materials to Schick's independent contractors solely for use for Schick's benefit and only pursuant to an obligation of confidentiality comparable in scope to
     Article 12, and not otherwise to distribute copies of Licensed Photobit Materials to any third party; and

          (iii) An exclusive sublicense under the Licensed Patent Rights to make, have made, import, use, offer to sell, sell and otherwise distribute Licensed Products in the Field throughout the world. This sublicense is subject to: (a)*




     (b) the reservation of Cal Tech's right, on the part of itself and the JPL, to make, have made, and use products, devices and systems in the Field for noncommercial educational and research purposes, but not for sale or other distribution to third parties; and (c) the rights of the U.S. Government under 35 U.S.C. Sections 2O3-2O4 and NASA Contract NAS7-1260, including but not limited to the grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced any invention conceived or first actually reduced to practice in the performance of work under NASA Contract NAS7-1260 for or on behalf of the U.S. Government throughout the world.

The foregoing licenses and sublicense are not transferable by Schick except as provided in Section 16.11, and Schick shall not have the right to grant sublicenses hereunder without the written consent of Photobit.

     3.2. The sublicense granted in Section 3.1(iii) shall continue, unless terminated in accordance with the provisions of this Agreement, until the last of the patents of the Licensed Patent Rights expires. Photobit warrants that the Cal Tech Agreement provides that if the Cal Tech Agreement is terminated by Cal Tech, Cal Tech is obligated to accept an assignment by Photobit of any sublicenses granted by Photobit to entities other than related companies, and any sublicense so assigned shall remain in full force and effect. If the Cal Tech Agreement is terminated by Cal Tech, Photobit shall

______________
* The confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material consisting of approximately 4 lines has been filed separately with the Commission.

assign this Agreement to Cal Tech, as so contemplated by the Cal Tech Agreement.

     3.3. Photobit shall not make, import, use, offer for sale, sell or otherwise distribute CMOS active pixel image sensors and image sensor chips within the Field and shall not affirmatively authorize or assist third parties to do so. However, Schick acknowledges that Photobit or its sublicensees other than Schick may make, import, use, offer to sell, sell and otherwise distribute products outside the Field, such as CMOS active pixel image sensors and image sensor chips not designed and/or used primarily for one or more of the purposes identified in Section 1.1. Third parties acquiring such products not designed and/or used primarily for one or more of the purposes identified in Section 1.1 may not be precluded from using, offering to sell, selling or otherwise distributing those products for one or more of the purposes identified in
Section 1.1.

     3.4. At Schick's request, to an extent consistent with Photobit's obligations to third parties, Photobit shall negotiate in good faith for the licensing of the Licensed Patent Rights and Licensed Photobit Materials in medical radiology fields other than the Field and for the licensing of patents other than the Licensed Patent Rights that are reasonably related to the manufacture, import, use or sale of Licensed Products and that Photobit has the right to license to Schick. In other respects, Schick acknowledges and agrees that it will enjoy no priority or advantage in gaining access to any proprietary information or intellectual property that is developed by JPL, Cal Tech or Photobit.

     3.5. All of Photobit's rights with respect to Licensed Photobit Materials and the Licensed Patent Rights that are not explicitly granted to Schick in this
Article 3 are retained by Photobit. Schick shall not take any action with respect to Licensed Photobit Materials or Licensed Patent Rights except, in each specific instance, as permitted herein or as otherwise agreed to in writing by Photobit.

4. Royalties

     4.1. Within thirty (30) days after the Effective Date, Schick shall pay Photobit a license issue fee of five thousand dollars ($5,000).

     4.2. For each unit of Licensed Product sold or otherwise distributed by Schick that (i) embodies Photobit Materials or is otherwise made, imported, used offered for sale, sold or otherwise distributed through the use of Photobit Materials, or (ii) is covered by, or is made by a process covered by, any valid and enforceable claim of any Licensed Patent Rights, Schick shall pay Photobit a
royalty equal to the greater of (a)*          , if the sale or other
distribution is made during the three (3) year period following the first sale or other distribution of Licensed Products having the same design as that unit,
or otherwise*            , and (b)*            of the Gross Invoice Amount.

     4.3. If, in any one year period commencing on the first or any subsequent anniversary of the Effective Date, Schick does not pay a minimum of twenty-five thousand dollars ($25,000) in royalties under Section 4.2, or pay an additional royalty equal to the difference between twenty-five thousand dollars ($25,000) and any lower amount paid under Section 4.2 within thirty (30) days after receiving notice of such deficiency, Photobit shall have the right to terminate this Agreement.

     4.4. Notwithstanding the provisions of Section 4.2, no royalty shall be payable to Photobit with respect to any sales to the United States Government of Licensed Products that are covered by, or are made by a process covered by, any valid claim of any Licensed Patent Rights, or sales made solely to permit the United States Government to practice or have practiced or use on its behalf any invention or process covered by Licensed Patent Rights.

     4.5. All royalties and other payments payable by Schick hereunder shall be paid to Photobit in U.S. dollars. For the purpose of determining royalties payable under this Agreement, any billing or invoice amount that Schick or Related Companies receive in currencies other than U.S. dollars shall be converted into equivalent U.S. dollars at the average of the New York foreign exchange selling rate for such currency during the last fifteen (15) business days of the calendar quarter for which payment is due, as published by The Wall Street Journal, or if such rate is not so published, at the average of the selling rate for such currency during the last fifteen (15) business days of the calendar quarter for which payment is due, as

_______________
* The confidential portion has been omitted pursuant to a request for confidential treatment and the omitted material has been filed separately with the Commission.

published by Citibank of New York or such other bank chosen by Photobit and reasonably acceptable to Schick. If Schick is late in making any payment under this Agreement, the applicable exchange rate obtained from the sources described above shall be the greater of (i) such rate on the date on which payment was actually made or (ii) such rate on the date on which payment was due.

5. Records, Reports and Payments

     5.1. Schick shall keep complete and accurate records and books of account containing all particulars and reasonable supporting documentation concerning all Licensed Products made, imported, used, offered for sale, sold or otherwise distributed by Schick or Related Companies under thin Agreement, the Gross Invoice Amount for Licensed Products and the calculation of amounts payable under this Agreement. Schick shall retain such records and books for at least three (3) years after Schick pays Photobit the applicable royalties. Schick shall require Related Companies to maintain such records and books as are necessary for Schick to comply with the foregoing obligations. During such three
(3) year period, within a reasonable time after receipt of notice from Photobit, Schick shall allow a certified public accountant selected by Photobit and acceptable to Schick to examine during business hours, no more often than annually, any such records and books. Photobit shall neither use nor disclose to any third party except Cal Tech any confidential information learned through an examination of such records and books for any purpose other than determining and enforcing Photobit's rights under this Agreement.

     5.2. On or before the last day of each February, May, August and November for so long as royalties are payable under this Agreement, Schick shall render to Photobit a report in writing, setting forth by model the number of units of Licensed Products manufactured and the number of units distributed during the preceding calendar quarter by Schick and Related Companies and the Gross Invoice Amount for Licensed Products. Each such reports shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due to Photobit.

     5.3. If Schick fails to make any payment required under this Agreement when due, Schick shall pay interest on such amount at an annual rate equal to the lowest prime or base rate as published by The Wall Street Journal on or nearest to the date on which the payment is due plus four percent (4%), which interest shall accrue from the date the payment is due until the date such payment is made in full. If such rate exceeds the rate allowed by applicable law, then the highest rate allowed by law shall apply.

6. Commercialization

     6.1. Schick shall use all commercially reasonable efforts to (i) introduce commercial Licensed Products in all segments of the Field as soon as practical,
(ii) regularly improve, and introduce new, commercial Licensed Products in all segments of the Field, and (iii) market and distribute Licensed Products that have been introduced and have not been superseded by new Licensed Products, consistent with sound and reasonable business practices and judgments. Without limiting the generality of the foregoing, Schick shall introduce a commercial Licensed Product in each segment of the Field identified in Exhibit B by no later than the applicable date set forth in Exhibit B. For purposes of this section 6.1, the exhibition of a working prototype shall constitute the introduction of a Licensed Product into a segment of the Field, so long as Schick commences actual sales or other distributions of products in that segment of the Field within twelve (12) months after exhibition of such a prototype.

     6.2. Photobit shall have the right, no more often than twice each year, to require Schick to report to Photobit in writing on its progress in introducing commercial Licensed Products.

     6.3. If Schick is not fulfilling its obligations under Section 6.1 with respect to all or any part of the Field then Photobit may so notify Schick in writing and require that, within thirty (30) days after Photobit's notice, Schick present to Photobit a written plan reasonably acceptable to Photobit pursuant to which Schick would promptly commence fulfilling such obligations and within ninety (9O) days after Photobit's acceptance of such plan overcome the effects of Schick's past failure to fulfill such obligations. Photobit's acceptance of such a plan may not be unreasonably withheld. If Photobit accepts such a plan presented by Schick, Schick thereafter shall carry out the plan. If Schick does not present Photobit with such a plan within thirty (30) days after Photobit's notice to Schick, if

Photobit reasonably withholds its acceptance of such a plan, or if Schick does not carry out a plan accepted by Photobit and thereby fulfill Schick's obligations under Section 6.1 within ninety (90) days after Photobit's acceptance of such plan, then, in addition to any other rights of Photobit at law or in equity, Photobit shall have the right, at its option, either to convert the license and sublicense granted in Sections 3.1(i) and (iii) to a nonexclusive license and sublicense, or to terminate the license granted in
Section 3.1(i) and the sublicense granted in Section 3.1(i,ii), in any part of the Field in which Schick is not fulfilling its obligations under Section 6.1.

7. Responsibility for Licensed Patent Rights

     7.1. The parties acknowledge that under the Cal Tech Agreement, Cal Tech bears the first responsibility for applying for, prosecuting and maintaining the Licensed Patent Rights, although Photobit has the right to review and comment upon and approve actions undertaken in the prosecution of patents and applications, and in some circumstances, Photobit may have the right to apply for, prosecute or maintain certain Licensed Patent Rights in Cal Tech's name. To the extent that Photobit is involved in applying for, prosecuting and maintaining the Licensed Patent Rights, Photobit shall use reasonable efforts to consult with Schick concerning matters having a material effect on patent protection in the Field for the inventions covered by the patents, applications and invention disclosures listed in Exhibit A.

8. Infringement by Third Party

     8.1. In accordance with the Cal Tech Agreement, the parties anticipate that Cal Tech or Photobit generally will protect the Licensed Patent Rights from infringement and prosecute infringers when, in their judgment, such action may be reasonably necessary, proper and justified. To the extent that they do so, control over any enforcement action, payment of expenses, and the allocation of any recovery between Cal Tech and Photobit shall be determined in accordance with the Cal Tech Agreement. To the extent that an infringement is in the Field, the allocation of Photobit's portion of any recovery between Photobit and Schick shall be determined in accordance with Section 8.5. To the extent that an infringement is outside the Field, Schick shall have no right to any part of the recovery.

     8.2. If Schick (i) supplies Photobit with evidence of infringement of Licensed Patent Rights in the Field by a third party, (ii) supplies Photobit with the written opinion of a patent attorney selected by Schick who is of recognized stature in the applicable country and who is experienced in the applicable technical art that an enforcement action against the third party is warranted by existing law or by a nonfrivolous argument for the extension, modification or reversal of existing law or the establishment of new law, and
(iii) by written notice requests Photobit to take steps to enforce the Licensed Patent Rights in the Field, then Photobit shall notify Cal Tech of such request and consult with Schick in good faith concerning enforcement of the Licensed Patent Rights; provided that under no circumstances shall Photobit or Cal Tech be obligated to enforce the Licensed Patent Rights against any third party. If Schick does so, and within six (6) months of the receipt of such evidence and notice, neither Cal Tech nor Photobit either (a) cause the infringement in the Field to terminate or (b) commence a legal action against the infringer, then, to the extent permitted under the Cal Tech Agreement, Schick may, upon notice to Photobit, commence an action against the infringer at Schick's expense and have sole control of the action. In addition, if Schick advises Photobit of infringement of Licensed Patent Rights in the Field by a third party, Photobit shall consult with Schick in good faith concerning enforcement of the Licensed Patent Rights, and when permitted under the Cal Tech Agreement, Photobit may in its discretion commence, or permit Schick to commence, an action against the infringer more rapidly than required by the foregoing procedures.

     8.3. If one party commences an action to enforce the Licensed Patent Rights, the other party shall fully cooperate with and supply all assistance reasonably requested by the party commencing such action, including by using its best efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like. A party commencing such an action shall bear the reasonable expenses incurred by the other party in providing such cooperation and assistance requested pursuant to this Section. A party commencing such an action shall keep the other party informed of the progress of such action, and the other party sha11 be entitled to be represented by counsel in connection with such action at its own expense.

     8.4. If Schick commences an enforcement action pursuant to Section 8.2, Schick shall have the right to settle any claims, but only upon terms and conditions that are reasonably acceptable to Cal Tech and Photobit. Should Schick elect to abandon such an action other than pursuant to a settlement with the alleged infringer that is reasonably acceptable to Cal Tech and Photobit, Schick shall give timely notice to Photobit, which if it so desires, may continue the action; provided, however, that the sharing of expenses and any recovery in such suit shall be as agreed upon between the parties.

     8.5. To the extent that Photobit commences an enforcement action against an infringement in the Field as described in Section 8.1, or if Schick commences an enforcement action pursuant to Section 8.2, any amounts paid to such party by third parties as the result of such an action (such as in satisfaction of a judgment or pursuant to a settlement) shall first be applied to reimbursement of the unreimbursed expenses (including attorneys' fees) incurred by either party and to payment of any portion of such amounts that may be payable to Cal Tech under the Cal Tech Agreement. Seventy-five percent (75%) of any remainder shall be retained by Schick and twenty-five percent (25%) of any remainder shall be retained by Photobit.

     8.6. Infringement or alleged infringement of Photobit's proprietary rights in Licensed Photobit Materials in the Field may be enforced in accordance with the procedures specified in this Article 8 for the enforcement of Licensed Patent Rights, to the extent that those procedures are applicable to the particular types of proprietary rights infringed.

9. Benefits of Litigation, Expiration or Abandonment

     9.1. If one or more patents or particular claims thereof within the Licensed Patent Rights expire, or are abandoned, or are declared invalid or unenforceable or otherwise construed by a court of last resort or by a lower court from whose decree no appeal is taken, or certiorari is not granted with the period allowed therefor, then the effect thereof hereunder shall be:


          (i) That such patents or particular claims shall, as of the date of expiration or abandonment or fina1 decision of invalidity or unenforceability as the case may be, cease to be included within the Licensed Patent Rights for the purpose of this Agreement; and

          (ii) That such construction so placed upon the Licensed Patent Rights by the court shall be followed from and after the date of entry of the decision, and royalties shall thereafter be payable by Schick only in accordance with such construction.

     9.2 If Schick challenges the validity of Licensed Patent Rights, Schick may not cease paying royalties as of the date validity of the claims in issue are challenged, but rather may cease paying royalties as to those claims only after a final adjudication of invalidity of those claims.

10. Term and Termination

     10.1 Unless terminated in accordance with the provisions of this Agreement, this Agreement shall remain in effect until the last of the patents of the Licensed Patent Rights expires and for any time thereafter that Schick continues to make, have made, import, use, offer to sell, sell or otherwise distribute Licensed Products that embody Licensed Photobit Materials or are otherwise made, imported, used, offered for sale, sold or otherwise distributed through the use of Licensed Photobit Materials.

     10.2 Photobit shall have the right to terminate this Agreement if Schick materially breaches its obligations under this Agreement, including by failing to make any payment as and when required by this Agreement, and Schick fails to remedy the breach within sixty (60) days after receiving notice of the breach from Photobit. Upon any such termination, Schick and Related Companies shall have six (6) months to complete the manufacture of any Licensed Products that then are work in progress and to sell their inventory of Licensed Products, provided that Schick pays the applicable royalties in accordance with Section
5.2 .

     10.3. Schick shall have the right to terminate this Agreement upon sixty
(6O) days written notice. If Schick does so, it shall submit all required reports and make all required payments in accordance with Section 5.2.

     10.4. No termination of this Agreement shall relieve Schick of the liability for payment of any royalty due for Licensed Products made prior to the effective date of such termination.

11. Warranties and Negation

     11.1. The parties each represent and warrant that they have the right, power and authority to enter into and to perform their obligations under this Agreement. Photobit specifically represents and warrants that:

          (i) It has the right to grant the licenses and sublicense granted in
     Section 3.1,

          (ii) It has received no written communication asserting that a prior knowledge, use, patent, publication, act or event renders unpatentable any of the claims or inventions to which the Licensed Patent Rights pertain; and

          (iii) It has not entered into and will not enter into any contract or other arrangement with any third party, including without limitation any lien, mortgage, encumbrance, license, grant of rights, release or covenant not to sue, with respect to the Licensed Patent Rights or the Licensed Photobit Materials in the Field that is in conflict with, inconsistent with, or in derogation of the terms of this Agreement.

     11.2. Nothing in this Agreement shall be construed as:

          (i) A representation or warranty of Photobit as to the validity or scope of Licensed Patent Rights or any claim thereof;

          (ii) A representation or warranty that any Licensed Product is or will be free from infringement of rights of third parties;

          (iii) An obligation to bring or prosecute actions or suits against third parties for infringement; or


          (iv) Conferring by implication, estoppel or otherwise, any license or rights under any patents of Cal Tech or Photobit other than Licensed Patent Rights, regardless of whether such other patents are dominant or subordinate to Subject Technology.

     11.3. PHOTOBIT MAKES NO EXPRESS OR IMPLIED WARRANTIES (INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE) AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO SERVICES OR WITH RESPECT TO THE MANUFACTURE, IMPORT, USE, SALE, OR OTHER DISTRIBUTION BY SCHICK OR RELATED COMPANIES OF LICENSED PRODUCTS.

12. Confidentiality

     12.1. For the purpose of this Article 12, the term "Confidential Information" means any material or information relating to a party's research, development, trade secrets and business operations and affairs that the party treats as confidential. Licensed Photobit Materials shall be deemed Confidential Information of Photobit. The term "Receiving Party" means a party that has access to Confidential Information of the other party (the "Disclosing Party").


     12.2. A Receiving Party shall not use the Disclosing Party's Confidential Information for any purpose other than in accordance with this Agreement and shall not disclose Confidential Information to any person other than its employees and its independent contractors subject to a nondisclosure obligation comparable in scope to this Article, which employees and independent contractors have a need to know such Confidential Information.


     12.3. Notwithstanding Section 12.2, a Receiving Party may use for any purpose or disclose any material or information that (i) is or becomes publicly known through no fault of the Receiving Party; (ii) is developed independently by the Receiving Party; (iii) is known by the Receiving Party when disclosed by the Disclosing Party if the Receiving Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by the Receiving Party from a third party not obligated to preserve its confidentiality. A Receiving Party also may disclose Confidential Information to the extent required by a court or other governmental authority, provided that (a) the Receiving Party gives the Disclosing Party reasonable notice of the disclosure,
(b) the Receiving Party uses reasonable
     efforts to resist disclosing the Confidential Information, and (c) the Receiving Party cooperates with the Disclosing Party on request to obtain a protective order or otherwise limit the disclosure.

     12.4. The parties acknowledge that either party's breach of Section 12.2 would cause the other party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching party shall be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.

13. Indemnity

     13.1. Photobit shall defend, indemnify and hold harmless Schick and its directors, officers, agents, employees and shareholders from and against all claims, liabilities, suits, losses, damages and expenses, including costs and reasonable attorney's fees, ("Claims") relating to or resulting from any actual or alleged infringement of any copyright or mask work right by Licensed Photobit Materials. Schick shall notify Photobit promptly of any Claims against Schick covered by the foregoing indemnity. Photobit shall have the sole right to control and defend or settle any litigation within the scope for the indemnity, through counsel selected by Photobit and reasonably acceptable to the indemnified parties, except that in the case of a conflict of interest between Photobit and an indemnified party, Photobit shall provide separate counsel for the indemnified party, which counsel shall be selected by the indemnified party. All indemnified parties shall cooperate to the extent necessary in the defense of any Claims. Photobit hereby waives any rights that it may acquire by way of subrogation by reason of any indemnification paid hereunder.

     13.2. Schick shall defend, indemnify and hold harmless Photobit, Cal Tech, and their respective directors or trustees, officers, agents, employees and shareholders from and against all Claims relating to or resulting from any actual or alleged infringement of any patent, copyright, trade secret, or other proprietary right other than the Licensed Patent Rights by any product, device or system made, imported, used, sold or otherwise distributed by Schick or any Related company, except to the extent that such claims necessarily result from infringement of any copyright or mask work right by Licensed Photobit Materials and are subject to

Section 13.1, and any other Claims relating to or resulting from the manufacture, import, use, sale or other distribution of such products, devices or systems (including but not limited to Claims for personal injury, death, or property damage). Photobit shall notify Schick promptly of any Claims against Photobit covered by the foregoing indemnity. Schick shall have the sole right to control and defend or settle any litigation within the scope of indemnity, through counsel selected by Schick and reasonably acceptable to the indemnified parties, except that in the case of a conflict of interest between Schick and an indemnified party, Schick shall provide separate counsel for the indemnified party, which counsel shall be selected by the indemnified party. All indemnified parties shall cooperate to the extent necessary in the defense of any Claims. Schick hereby waives any rights that it may acquire by way of subrogation by reason of any indemnification paid hereunder.

14. Insurance

     14.1. At such time as Schick begins to sell or otherwise distribute Licensed Products, Schick shall at its sole expense, obtain policies of comprehensive general liability insurance issued by insurers acceptable to Photobit in amounts not less than one million dollars ($l,000,000) per incident and five million dollars ($5,000,000) in annual aggregate and naming those indemnified under Section 13.2 as additional insureds. Such insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for the indemnity of Article 13. Such insurance shall be primary coverage without right of contribution from any Photobit insurance. Insurance obtained by Photobit is for the exclusive benefit of Photobit and will not inure to the benefit of Schick. Such insurance policies obtained by Schick shall provide that they may not be canceled or modified unless Photobit is given thirty (30) days prior written notice by the insurer. Schick shall maintain such insurance for at least four (4) years after Schick and Related Companies have ceased commercial distribution or use of any Licensed Product.

     14,2. Schick shall provide Photobit with written evidence of such insurance upon request of Photobit. Schick shall provide Photobit with notice at least thirty {30) days prior to any cancellation, non-renewal or material change in such insurance, to the extent

Schick receives advance notice of such matters from its insurer.

15. Notices

     15.1. All notices sent under this Agreement shall be in writing and (i) hand delivered; (ii) transmitted by telex, legible telecopy or cable, with a copy sent concurrently by certified mail, return receipt request; or (iii) delivered by prepaid overnight courier,


     15.2. Notices shall be sent to the parties at the following addresses or such other addresses as the parties subsequently may provide by written notice:

     If to Photobit.

     2529 Foothill Boulevard
     Suite 104
     La Crescenta, California 91214
     Attention: Dr. Sabrina E. Kemeny
     Phone: (818)248-4393
     Fax: (818)542-3559

     If to Schick:

     31-00 47th Avenue
     Long Island City, New York 11101
     Attention: David Schick
     Phone: (718)937-5765
     Fax: (718)937-5962

          and a duplicate copy to

     Fitzpatrick, Cella, Harper & Scinto
     277 Park Avenue
     New York, New York 10172
     Attention: Michael P. Sandonato, Esq.
     Phone: (212)758-2400
     Fax: (212)758-2982

16. Miscellaneous

     16 l. Neither party shall advertise or otherwise publicize the existence of this Agreement or the relationship between the parties without the prior written consent of the other party.

     16.2. Schick shall not use the names of Photobit, Cal Tech or JPL in any advertising or publicity material, or make any form of representation or statement which would constitute an express or implied endorsement by Photobit, Cal Tech or JPL of any Licensed Product, and Schick shall not authorize any third party to do so, without first having obtained written approval from the appropriate entity.

     16 3. Neither party shall disclose the terms and conditions of this Agreement to any third party other than its attorneys, consultants, accountants,

auditors, shareholders and others to whom a party has a bona fide business reason for disclosing the terms and conditions of the Agreement; provided that each party may disclose the terms and conditions of this Agreement as may be required by law or to enforce the provisions hereof; and further provided that Photobit may provide a copy of this Agreement to Cal Tech.

     16.4. Schick shall cause all Licensed Products that are covered by, or made by a process covered by, any valid claim of any Licensed Patent Rights to be manufactured substantially in the United States.

     16.5. Schick shall cause all Licensed Products that are covered by, or made by a process covered by, any valid claim of any Licensed Patent Rights to be marked with appropriate notice that such Licensed Products are patented. To the extent that Licensed Products are made, offered for sale, sold or otherwise distributed in the United states, the form of such notice shall conform to the requirements of 35 U.S.C., Section 287(a). Schick also shall comply with any other notice or legend requirements of applicable law.

     16.6. This Agreement is subject in all respects to the laws and regulations of the United States of America, including the Export Administration Act of 1979, as amended, and any regulations thereunder,

     16.7. Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the parties, or as authorizing either party to act as agent for the other.

     16.8. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws principles.

     16.9. The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court or arbitrator to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law,

     16.10. The rights and remedies provided in this Agreement and all other rights and remedies available to either party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.


     16.11. Schick shall not assign any of its rights or obligations under this Agreement to any third party without the prior written consent of Photobit, except that without the prior written consent of Photobit, Schick may assign this Agreement to a purchaser of substantially all of the assets of Schick, provided that the purchaser agrees in writing to assume all of Schick's obligations under this Agreement.

     16.12. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, permitted assigns and legal representatives.

     16.13. All headings in this Agreement are included solely for convenient reference and shall not affect the meaning or interpretation of this Agreement,

     16.14. This Agreement may be executed in counterparts, each of which shall be deemed to be original but all of which together shall constitute a single instrument.

     16.15. The provisions of Articles 5 (Records, Reports and Payment), 11 (Warranties and Negation), 12 (Confidentiality), 13 (Indemnity), 14 (insurance), 15 (Notices) and 16 (Miscellaneous) shall remain in effect after the expiration or termination of this Agreement.

     16.16. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof and supersedes all prior agreements between the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof.

     16.17. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers:



PHOTOBIT, LLC                           SCHICK TECHNOLOGIES, INC.

By:/s/ Sabrina Kemeny                     By:/s/ David Schick
   ---------------------------               -------------------------

Name: Sabrina Kemeny                    Name: David Schick
      ------------------------                ------------------------


Title: CEO                              Tite: President
       ------------------------               ------------------------


Date: June 24, 1996                     Date: 6/24/96
      ------------------------                ------------------------